Exhibit 10.1

EARLY SETTLEMENT AGREEMENT

This EARLY SETTLEMENT AGREEMENT (this “Early Settlement Agreement”) is made by and between Goldman, Sachs & Co. (“GS&Co.”) and LPL Financial Holdings Inc. (“Counterparty”) as of this December 10, 2015.

WHEREAS, on November 24, 2015, GS&Co. and Counterparty entered into (i) a master confirmation setting forth certain terms and provisions of a capped accelerated stock buyback program (the “Master Confirmation”) and (ii) a supplemental confirmation in connection therewith (the “Supplemental Confirmation”) evidencing the terms of a certain Transaction pursuant to the Master Confirmation (the “Transaction”);

WHEREAS, GS&Co. has agreed to purchase from TPG Partners IV, L.P. (“TPG”), and TPG has agreed to sell to GS&Co., 4,319,537 Shares (the “TPG Shares”) pursuant to the terms of an agreement between GS&Co. and TPG dated on or about the date hereof (the “TPG Agreement”);

WHEREAS, the parties hereto desire to settle the Transaction on December 15, 2015 (the “Settlement Date”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of their covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Any capitalized term that is used but not defined herein shall have the meaning given thereto in the Master Confirmation, as supplemented by the Supplemental Confirmation.

2. Termination; Settlement.

(a) Upon Counterparty’s receipt of the Required Shares (as defined below) at or before 8:00 p.m. New York City time on the Settlement Date, the Transaction shall be terminated in full, and all of the respective rights and obligations of the parties under the Transaction shall be cancelled and terminated, and each party shall be released and discharged by the other party, and agrees not to make any claim with respect to any obligations of the other party, in connection with such Transaction. For the avoidance of doubt, (i) such termination shall also terminate any Relevant Period and any Settlement Valuation Period in respect of such Transaction, and (ii) GS&Co. shall retain the Prepayment Amount following such termination.

(b) In consideration for the termination of the Transaction, GS&Co. agrees to deliver and/or cause to be delivered 5,622,628 Shares (the “Required Shares”) to Counterparty on the Settlement Date This delivery obligation shall be satisfied as follows:

(i) GS&Co. shall use commercially reasonable efforts to cause TPG, pursuant to the TPG Agreement, to deliver the TPG Shares to Counterparty on or prior to the Settlement Date.

(ii) On the Settlement Date, promptly following confirmation from Counterparty that TPG has fulfilled its obligations set forth in subclause (i) above, GS&Co. shall deliver 1,303,091 Shares to Counterparty through the facilities of the Depository Trust Company at the account [account number].

(c) Notwithstanding anything to the contrary herein, if Counterparty does not receive the Required Shares by 8:00 pm New York time on the Settlement Date, (x) clauses (a) and (b) above shall not apply, (y) the Transaction shall not be terminated and (z) December 11, 14 and 15, 2015, shall each be a Disrupted Day in full.

3. Representations and Warranties.

(a) Each party represents and acknowledges to the other party that:

(i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation;

(ii) it has the power to execute and deliver, and perform its obligations under, this Early Settlement Agreement, and has taken all necessary action to duly authorize such execution, delivery and performance;

(iii) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) all governmental and other consents that are required to have been obtained by it with respect to this Early Settlement Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) its obligations under this Early Settlement Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) In addition, Counterparty represents and warrants to, and agrees with, GS&Co. that:

(i) upon the filing of a Form 8-K with the Securities and Exchange Commission in respect of this Early Settlement Agreement, Counterparty will not be not aware of any material non-public information with respect to Counterparty or the Shares;

(ii) Counterparty’s board of directors (or a duly constituted committee consisting solely of disinterested directors) has approved Counterparty’s entry into this Early Settlement Agreement;

(iii) Counterparty will make all filings required to be made by it under the Exchange Act and the rules and regulations thereunder with respect to this Early Settlement Agreement;

(iv) Counterparty will publicly disclose entry into this Early Settlement Agreement on the date hereof; and

(v) as of the date hereof and the Settlement Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)).

(c) GS&Co. represents and warrants to Counterparty that it has provided to Counterparty a true and complete copy of the TPG Agreement.

4. Governing Law; Jurisdiction. Sections 22 (Governing Law) and 25 (Submission to Jurisdiction) of the Master Confirmation shall apply to this Early Settlement Agreement, mutatis mutandis.

5. Counterparts. This Early Settlement Agreement may be executed and delivered by e-mail in counterparts, each of which will be deemed an original. Transmission by e-mail of an executed counterpart shall be deemed to constitute due and sufficient delivery of such counterpart.

6. Other Agreements. The Transaction shall be the sole transaction terminated under this Early Settlement Agreement and such termination shall not, by itself, give rise to any termination or right of termination under any other agreement (or deemed agreement) between Counterparty and GS&Co. If there exists any agreement between Counterparty and GS&Co. (or any affiliate of GS&Co.), then notwithstanding anything to the contrary in such agreement, the termination contemplated by this Early Settlement Agreement shall not be considered a termination under, or otherwise affect, such agreement.

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Counterparty hereby agrees (a) to check this Early Settlement Agreement carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to the Early Settlement Agreement, by manually signing this Early Settlement Agreement or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO.

By:	/s/ Eugene Parloff
Eugene Parloff
Vice President

Agreed and Accepted By:

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Matthew J. Audette
Chief Financial Officer

[Signature Page to Early Settlement Agreement]